AMENDED CERTIFICATE OF INCORPORATION
OF
NEWPORT ENTERAINMENT GROUP

ARTICLE I

The name of the corporation is Newport Entertainment Group (“Corporation").

ARTICLE II

The name of Resident Agent is Michael Mazur, Esq. The address for service of process is 3037 E. Warm Springs, Suite 200, Las Vegas, NV 89120.

ARTICLE III

The amount of total authorized capital stock which the Corporation shall have authority to Issue is 70,000,000 shares of common stock, each with $0.001 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.

ARTICLE IV

The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided in the Bylaws, these Articles of Incorporation or by the laws of the State of Nevada. The number of members of the Board of Directors shall be set in accordance with the Company's Bylaws; however, the initial Board of Directors shall consist of one member. The name and address of the person who shall serve as the director until the first annual meeting of stockholders and until his successors are duly elected and qualified is as follows:

Name Address
------   ---------
J. Wade Mezey  95 Argonaut, Ste 240
Aliso Viejo, CA 92656

William H. Waldrop 95 Argonaut, Ste 240
Aliso Viejo, CA 92656

ARTICLE V

The purpose of the corporation shall be to engage in any lawful act or activity for which a corporation may be organized under such law.

ARTICLE VI

The name and address of the Incorporator of the Corporation is J. Wade Mezey, 95 Argonaut, Ste 240, Aliso Viejo, CA 92656.

x/s/ J. Wade Mezey

ARTICLE VII

I hereby accept appointment as Resident Agent for the above named corporation.

X/s/ Michael Mazur

IN WITNESS WHEREOF, the Secretary has executed these Articles of Incorporation this 27th day of September, 2005.

By:
------------------------------------
J. Wade Mezey
Secretary